HAYS US OPPORTUNITY Fund

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HAYS tactical multi-asset Fund

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FINANCIAL STATEMENTS

August 7, 2015

The Hays Series Trust

Index to Financial Statements

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Statements of Assets and Liabilities	F-3
Statements of Operations	F-4
Notes to the Financial Statements	F-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Hays US Opportunity Fund and Hays Tactical Multi-Asset Fund and the Board of Trustees of Hays Series Trust

We have audited the accompanying statements of assets and liabilities of Hays US Opportunity Fund and Hays Tactical Multi-Asset Fund (the “Funds”), each a series of shares of beneficial interest in Hays Series Trust, as of August 7, 2015, and the related statements of operations for the period then ended. These financial statements are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hays US Opportunity Fund and Hays Tactical Multi-Asset Fund, as of August 7, 2015, and the results of their operations for the period then ended in conformity with accounting principles generally accepted in the United States of America.

BBD, LLP

Philadelphia, Pennsylvania

August 12, 2015

The Hays Series Trust

Statements of Assets and Liabilities

August 7, 2015

	Hays US	Hays Tactical
	Opportunity Fund	Multi-Asset Fund
Assets
Cash	$50,000	$50,000
Deferred offering cost	31,108	31,108
Total assets	$81,108	$81,108

Liabilities
Payable to affiliate	$31,108	$31,108
Total liabilities	$31,108	$31,108

Net assets	$50,000	$50,000

At August 7, 2015, the components of net assets were as follows:
Paid-in Capital	$50,000	$50,000

Class I Shares issued and outstanding (a)	5,000	5,000
Net asset value per share	$10.00	$10.00

(a) Unlimited shares of beneficial interest authorized (par value $0.001 per share).

The accompanying notes are an integral part of the financial statements.

The Hays Series Trust

Statements of Operations

August 7, 2015

	Hays US	Hays Tactical
	Opportunity Fund	Multi-Asset Fund

Expenses
Organizational expenses	$3,837	$3,837
Less: reimbursement from adviser	(3,837)	(3,837)
Total expenses	$—	$—

The accompanying notes are an integral part of the financial statements.

The Hays Series Trust

Notes to Financial Statements

August 7, 2015

1. Organization

Hays US Opportunity Fund (the “Opportunity Fund”) and the Hays Tactical Multi-Asset Fund (the “Multi-Asset Fund” and each of the Opportunity Fund and the Multi-Asset Fund a “Fund” and together the “Funds”) are each a series of the Hays Series (the “Trust”), which is a diversified, open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) as required by the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust was organized as a Delaware statutory trust on April 1, 2015 and did not have any operations from that date until August 7, 2015, other than those relating to organizational matters and registration of its shares under applicable securities law. The investment objectives of Opportunity Fund and Multi-Asset Fund are to seek long-term capital appreciation.

The Funds offer Class A, Class C, Class I and Class N shares. Class A shares are offered at net asset value plus a maximum sales charge of 5.75%. Investors that purchase $1,000,000 or more of the Funds’ Class A shares will not pay any initial sales charge on the purchase. However, purchases of $1,000,000 or more of Class A shares may be subject to a 1% contingent deferred sales charge (“CDSC”) on shares redeemed during the first 18 months after their purchase. Class N and C shares of the Funds are offered at their NAV without an initial sales charge. If Class C or Class N shares are redeemed within 12 months after purchase, a CDSC of 1.00% will be charged. Class I shares of the Funds are sold at NAV without an initial sales charge and are not subject to 12b-1 distribution fees, but have a higher minimum initial investment than Class A, Class C and Class N shares. All classes are subject to a 1% redemption fee on redemptions made with 60 days of the original purchase. Each share class represents an interest in the same assets of each Fund and classes are identical except for differences in their sales charge structures and ongoing service and distribution charges. All classes of shares have equal voting privileges except that each class has exclusive voting rights with respect to its service and/or distribution plans. The Funds’ income, expenses (other than class specific distribution fees) and realized and unrealized gains and losses are allocated proportionately each day based upon the relative net assets of each class.

The Opportunity Fund will purchase or increase its exposure to Fund Investments when the Adviser’s Asset Allocation Model and Market Trend Analyzer indicate that the market is at low risk of losing value or presents opportunities for growth and appreciation. The Opportunity Fund will generally sell or reduce investment exposure to Fund Investments in favor of Cash and Treasury Positions when the Adviser’s Asset Allocation Model and Market Trend Analyzer indicate that the market has become or is becoming risky. The Opportunity Fund expects that, under normal market conditions, it will be approximately 50% or more invested in Fund Investments or similar securities.

The Multi-Asset Fund will increase its exposure to Fund Investments within a particular sleeve when the Adviser’s Asset Allocation Model, Market Trend Analyzer and/or Bond Momentum Gauge indicates that the applicable asset class market is at low risk of losing value or presents opportunities for growth and appreciation. The Multi-Asset Fund will generally sell or reduce investment exposure to Fund Investments in a particular sleeve in favor of Cash and Treasury Positions when the Adviser’s Asset Allocation Model, Market Trend Analyzer and/or Bond Momentum Gauge indicate that the applicable asset class market has become or is becoming risky.

The Hays Series Trust

Notes to Financial Statements

August 7, 2015

2. Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The following is a summary of significant accounting policies used in preparing the financial statements.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the period. Actual results could differ from those estimates.

Cash

Cash includes cash held or deposited in bank accounts. Each Fund deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Corporation up to an insurance limit.

Offering and Organizational Costs

Organizational costs are charged to expense as incurred. Offering costs incurred by the Funds are treated as deferred charges until operations commence and thereafter will be amortized into expense over a 12 month period using the straight line method.

As of August 7, 2015, the Funds had incurred $3,837 and $3,837 in organizational costs and had capitalized $31,108 and $31,108 in deferred offering costs for Opportunity Fund and Multi-Asset Fund, respectively. As of August 7, 2015, all cost incurred by the Funds in connection with their offering are payable to the Adviser, but are subject to reimbursement by the Advisor when amortized.

Federal Income Taxes

It is the policy of the Funds to qualify as regulated investment companies, by complying with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies, and by distributing substantially all of their taxable earnings to their shareholders. Accordingly, no provision for federal income or excise tax is necessary.

3. Investment Adviser/Transactions with Affiliates

Hays Capital Management LLC, (the “Adviser”) serves as the Funds’ investment adviser. The Adviser serves in that capacity pursuant to investment advisory agreements with the Hays Series Trust (the “Trust”) on behalf of the Funds. Subject to the authority of the Trust’s Board of Trustees (the “Board” or “Trustees”), the Adviser provides guidance and policy direction in connection with its daily management of the Funds’ assets. The Adviser is also responsible for the selection of broker-dealers for executing portfolio transactions, subject to the brokerage policies approved by the Board. As full compensation for the investment advisory services provided to the Funds, the Adviser receives monthly compensation from each Fund at the annual rate of 0.85% of the average daily net asset value of each Fund. The Adviser has not been paid any advisory fees as of the date of these Financial Statements.

The Adviser has entered into a contractual agreement with the Funds under which it has agreed to waive or reduce its fees and to assume other expenses of the Funds, if necessary, in an amount that limits “Total Annual Fund Operating Expenses” (exclusive of interest, taxes, brokerage fees and commissions, Acquired Fund Fees and Expenses, 12b-1 fees, if any, and extraordinary expenses) to not more than 1.40% of the average daily net assets of each Fund. Subject to approval by the Board of Trustees, any waiver or reimbursement under the Expense Limitation Agreement is subject to repayment by each

The Hays Series Trust

Notes to Financial Statements

August 7, 2015

Fund within the three twelve month periods following the twelve month period in which such waiver occurred, if each Fund is able to make the payment without exceeding the 1.40% expense limitation. The current contractual agreement cannot be terminated prior to August 1, 2017 without the Board of Trustees’ approval.

The Board has adopted the Trust’s Master Distribution and Shareholder Servicing Plans for each of Class A, Class C and Class N shares (the “Plans”) pursuant to Rule 12b-1 under the 1940 Act. The Plans provide that a monthly service and/or distribution fee is calculated by each Fund at an annual rate of 0.25%, 1.00% and 0.25% of the average daily net assets attributable to Class A, Class C and Class N shares, respectively. The fee is paid to Northern Lights Distributors, LLC (the “Distributor”) to provide compensation for ongoing distribution-related activities or services and/or maintenance of each Fund’s shareholder accounts, not otherwise required to be provided by the Adviser.

The Distributor acts as the Funds’ principal underwriter in a continuous public offering of the Funds’ Class A, Class C, Class I and Class N shares.

Gemini Fund Services, LLC, provides administration, fund accounting, and transfer agent services to the Trust. Pursuant to the servicing agreement with GFS, each Fund pays GFS customary fees for providing administration, fund accounting and transfer agency services to the Funds. Certain officers of the Funds are also officers of GFS, and are not paid any fees directly by the Funds for serving in such capacities.

4. Indemnification

Each Fund indemnifies its officers and trustees for certain liabilities that may arise from the performance of their duties to the Fund. Additionally, in the normal course of business, each Fund enters into contracts that contain a variety of representations and warranties which provide general indemnities. Each Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against each Fund that have not yet occurred. However, based on industry experience, each Fund expects this risk of loss due to these warranties and indemnities to be remote.

5. Subsequent Events

The Funds have evaluated subsequent events through the date the financial statements were issued and have determined there have not been any events that have occurred that would require adjustments or disclosures in the financial statements or the accompanying notes.